Exhibit 10.6
Summary of Termination of Employment Arrangement with Mr. B.M. Heck
Effective August 22nd, 2007, the Company verbally terminated the employment arrangement with Mr. B.M Heck as Executive Chair of the Board such that, effective August 22, 2007, Mr. Heck was no longer entitled to compensation of $20,000 per month or benefits he was previously paid as an executive of the Company. Following the termination of the employment arrangement, Mr. Heck immediately became entitled to Directors fees as an non-employee director in accordance with the Company’s Director Compensation Plan.